UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) /
OF THE SECURITIES EXCHANGE ACT OF 1934

November 05, 2009
Date of report (Date of earliest event reported)

VEMICS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada	95-4696799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

000-52765
(Commission File Number)

523 Avalon Gardens Drive, Nanuet, New York 10954
(Address of principal executive offices) (Zip Code)

(845) 371-7380
(Registrant’s Telephone Number, Including Area Code)

      Check the appropriate box below if the Form 8-K filing is intended to satisfy simultaneously the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01.  Entry into a Material Definitive Agreement

On November 5, 2009, Vemics, Inc., a Nevada corporation ( “Vemics”), entered into an Joint Marketing Agreement (the “Agreement”) with Direct Medical Solutions Corporation, (DMS), a Connecticut Corporation, whereby, iMedicor will utilize DMS’ national sales force of approximately 175 personnel to call on physicians, hospitals, Health Information Exchanges (HIEs) and other organizations in the healthcare field to enroll them into iMedicor’s Portal and Vemics will actively promote membership  in DMS throughout its iMedicor network.  In addition the DMS sales group will represent iMedicor in promoting and selling upgrade products including it’s partners’ Health Information Exchange (HIE) and Electronic Medical Records (EMR) services, which are available via the iMedicor portal.

Under the terms of the Agreement iMedicor will pay to DMS on a monthly basis 17% of all net revenue generated from new iMedicor members who have joined the portal through DMS direct sales efforts, and DMS will pay to Vemics 17% of all revenue generated from new DMS members who have joined DMS through the iMedicor portal.  The initial term of the Agreement is 2 years with automatic remewal on an annual basis unless either party notifies the other of their intent to terminate up to 90 days prior to the expiration of the Agreement.

Items 9.01.  Financial Statements and Exhibits

Item 10.1	Agreement between iMedicor and Direct Medical Solution Corporation

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vemics, Inc.

Date: November 12, 2009	By:	/s/ Fred Zolla
Fred Zolla
Chief Executive Officer